Exhibit 99.1

FOR RELEASE AT 1:00 PM PT, NOVEMBER 4

JAZZ PHARMACEUTICALS ANNOUNCES ADJUSTED NET INCOME FOR THE THIRD

QUARTER OF $0.41 PER SHARE AND GAAP NET INCOME OF $0.32 PER SHARE

— Third quarter net product sales are a record $43.8 million —

— Guidance for 2010 adjusted earnings per diluted share increased to range of $1.45 to

$1.50; 2010 GAAP EPS expected to be $0.70 to $0.75 —

PALO ALTO, Calif., November 4, 2010 /PRNewswire-FirstCall/ — Jazz Pharmaceuticals, Inc. (Nasdaq: JAZZ) today announced financial results for the third quarter ended September 30, 2010, and updated financial guidance for 2010. The company’s updated 2010 financial guidance reflects higher expected sales of XYREM® (sodium oxybate) oral solution and lower expected expenses.

Total revenues for the quarter ended September 30, 2010 were $44.8 million, up 45 percent compared to $30.8 million for the quarter ended September 30, 2009. Total net product sales of Xyrem and LUVOX CR® (fluvoxamine maleate) extended-release capsules were $43.8 million, an increase of 46 percent from the third quarter of 2009.

For the third quarter of 2010, Xyrem net sales were $37.2 million, compared to $25.0 million for the third quarter of 2009, representing a 49 percent increase. The increase in Xyrem net sales in the third quarter of 2010 was primarily due to the impact of price increases, as well as to a lesser extent, an increase in prescription volume. Net sales of once-daily Luvox CR were $6.6 million for the quarter, up 33 percent compared to $5.0 million for the third quarter of 2009.

“These positive financial results and our increased guidance for 2010 highlight the success of our ongoing commercial operations, particularly the strength of our Xyrem business,” said Bruce Cozadd, chairman and chief executive officer of Jazz Pharmaceuticals. “We look forward to gaining clarity from the FDA regarding next steps for JZP-6 in fibromyalgia, and as we look towards 2011, we remain committed to delivering attractive earnings growth driven by strong sales of our currently marketed products.”

Research and development expenses were $7.3 million for the quarter ended September 30, 2010, compared to $7.6 million for the quarter ended September 30, 2009. Selling, general and administrative expenses for the quarter ended September 30, 2010 were $18.0 million, compared to $15.1 million for the quarter ended September 30, 2009. The increase in selling, general and administrative expenses was due to higher personnel costs, including stock-based compensation, and activities related to the company’s JZP-6 product candidate.

Interest expense for the third quarter of 2010 was $1.2 million, compared to $5.4 million for the prior year period. The significant decline in interest expense reflects a substantially lower principal amount of outstanding debt at a lower interest rate than in 2009.

For the third quarter of 2010, the company reported GAAP net income of $13.2 million, or $0.32 per diluted share, compared to a GAAP net loss of $1.7 million, or $0.05 per diluted share, for the quarter ended September 30, 2009.

Adjusted net income for the third quarter of 2010 was $17.2 million, or $0.41 per diluted share, compared to $2.1 million, or $0.06 per diluted share, for the same period of 2009. Adjusted net income (loss) and adjusted net income (loss) per diluted share are non-GAAP financial measures that exclude from GAAP net income (loss) and GAAP net income (loss) per diluted share revenue related to upfront and milestone payments, and certain expenses comprised of loss on extinguishment of debt, amortization of intangible assets, stock-based compensation and non-cash interest expense associated with debt discount and debt issuance costs. A reconciliation of adjusted net income (loss) and adjusted net income (loss) per diluted share to GAAP net income (loss) and GAAP net income (loss) per diluted share is available in a table included at the end of this press release.

Updated 2010 Guidance

Jazz Pharmaceuticals is revising its full year 2010 guidance to increase the company’s adjusted net income per share guidance and provide updated estimates of full year product sales and operating expenses. The new financial guidance for 2010 is as follows:

Total product sales, net	$164 – $168 million
Xyrem	$140 – $142 million
Luvox CR	$24 – $26 million
Gross margin	greater than 90%
SG&A expenses	$69 – $71 million
R&D expenses	$27 – $28 million
GAAP net income per diluted share	$0.70 – $0.75
Adjusted net income per diluted share[1]	$1.45 – $1.50

[1]	A reconciliation to GAAP net income per diluted share is available in a table at the end of this press release.

Investor Conference Call

Jazz Pharmaceuticals will host an investor conference call and live audio webcast today (November 4, 2010) at 4:30 PM Eastern Time/1:30 PM Pacific Time to discuss its third quarter financial results and guidance for 2010, and provide a company update. The live webcast may be accessed from the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com. Please connect to the website prior to the start of the conference call to ensure adequate time for any software downloads that may be necessary. Investors may participate in the conference call by dialing 866-770-7125 in the U.S., or 617-213-8066 outside the U.S., and entering passcode 61488979.

An archived version of the webcast will be available for at least one week on the Investors section of the Jazz Pharmaceuticals’ website at www.jazzpharmaceuticals.com.

About Jazz Pharmaceuticals, Inc.

Jazz Pharmaceuticals is a specialty pharmaceutical company focused on identifying, developing and commercializing innovative products to meet unmet medical needs in neurology and psychiatry. For further information see www.jazzpharmaceuticals.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, but not limited to, statements related to Jazz Pharmaceuticals’ future financial performance, financial position and earnings growth potential, including 2010 financial guidance, future sales of its currently-marketed products and expenses. These forward-looking statements are based on the company’s current expectations and inherently involve significant risks and uncertainties. Jazz Pharmaceuticals’ actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: Jazz Pharmaceuticals’ ability to increase sales of its Xyrem and Luvox CR products; Jazz Pharmaceuticals’ dependence on single source suppliers and manufacturers as well as Jazz Pharmaceuticals’ ability to obtain adequate clinical and commercial supplies of its product candidates, products and materials from current and potential new suppliers; Jazz Pharmaceuticals’ dependence one central pharmacy distributor for Xyrem sales in the United States; Jazz Pharmaceuticals’ cash flow estimates and the sufficiency of its cash resources; competition, including from potential generic competitors; Jazz Pharmaceuticals’ ability to obtain and maintain intellectual property protection for its products and product candidates; and those risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals’ Securities and Exchange Commission filings and reports, including in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed by Jazz Pharmaceuticals with the Securities and Exchange Commission on August 11, 2010. Jazz Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Contact

Ami Knoefler

Executive Director, Investor Relations &

Corporate Communications

Jazz Pharmaceuticals, Inc.

Ami.Knoefler@jazzpharma.com

650-496-2947

JAZZ PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Product sales, net	$43,838	$29,992	$117,649	$77,789
Royalties	630	532	1,909	1,522
Contract revenues	285	285	854	10,854

Total revenues	44,753	30,809	120,412	90,165

Operating expenses:
Cost of product sales	3,091	2,338	8,775	6,856
Research and development	7,317	7,644	21,494	30,244
Selling, general and administrative	18,040	15,061	51,926	42,934
Intangible asset amortization	1,862	2,057	5,963	5,611

Total operating expenses	30,310	27,100	88,158	85,645

Income from operations	14,443	3,709	32,254	4,520

Interest income	1	2	5	29
Interest expense	(1,197)	(5,384)	(11,651)	(17,034)
Other (expense) income	(4)	1	(2)	(4)
Loss on extinguishment of debt	—	—	(12,287)	—

Net income (loss)	$13,243	$(1,672)	$8,319	$(12,489)

Net income (loss) per share:
Basic	$0.34	$(0.05)	$0.24	$(0.42)

Diluted	$0.32	$(0.05)	$0.22	$(0.42)

Weighted-average common shares used in computing net income (loss) per share:
Basic	38,965	30,895	35,294	29,635

Diluted	41,737	30,895	38,233	29,635

JAZZ PHARMACEUTICALS, INC. SUMMARY OF PRODUCT SALES, NET (In thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Xyrem	$37,231	$25,038	$99,699	$65,119
Luvox CR	6,607	4,954	17,950	12,670

Total	$43,838	$29,992	$117,649	$77,789

JAZZ PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$22,853	$15,595
Restricted cash	400	2,988
Accounts receivable, net of allowances	14,114	12,313
Inventories	4,476	3,426
Prepaid expenses	1,992	1,653
Other current assets	962	979

Total current assets	44,797	36,954
Property and equipment, net	716	1,124
Intangible assets, net	23,895	29,858
Goodwill	38,213	38,213
Other long-term assets	371	1,247

Total assets	$107,992	$107,396

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Revolving credit facility	$7,350	$9,399
Accounts payable	3,891	2,158
Accrued liabilities	19,075	14,296
Current portion of long-term debt	15,995	23,759
Purchased product rights liability	4,375	4,000
Liability under government settlement	4,002	2,954
Deferred revenue	3,412	2,675

Total current liabilities	58,100	59,241

Deferred rent	86	29
Deferred revenue, non-current	9,338	10,191
Purchased product rights liability, non-current	5,625	9,000
Liability under government settlement, non-current	6,978	10,658
Long-term debt, less current portion	28,670	91,107

Total stockholders’ deficit	(805)	(72,830)

Total liabilities and stockholders’ deficit	$107,992	$107,396

JAZZ PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
GAAP net income (loss)	$13,243	$(1,672)	$8,319	$(12,489)
Add:
Intangible asset amortization	1,862	2,057	5,963	5,611
Stock-based compensation expense	2,177	1,313	5,969	3,509
Non-cash interest expense	252	701	2,175	1,849
Loss on extinguishment of debt	—	—	12,287	—
Deduct:
Contract revenues	(285)	(285)	(854)	(10,854)

Adjusted net income (loss)	$17,249	$2,114	$33,859	$(12,374)

GAAP net income (loss) per diluted share	$0.32	$(0.05)	$0.22	$(0.42)

Adjusted net income (loss) per diluted share	$0.41	$0.06	$0.89	$(0.42)

Shares used in computing GAAP net income (loss) per diluted share	41,737	30,895	38,233	29,635
Shares used in computing adjusted net income (loss) per diluted share	41,737	32,790 (1)	38,233	29,635

(1)	Shares used in computing adjusted net income per diluted share are greater than shares used in computing GAAP net loss per diluted share due to the potentially dilutive effect of common shares from employee stock plans and warrants.

JAZZ PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP 2010 FINANCIAL GUIDANCE

(In millions, except per share amounts)

GAAP net income	$27-29
Add:
Intangible asset amortization	8
Stock-based compensation expense	8
Non-cash interest expense	2
Loss on extinguishment of debt	12
Deduct:
Contract revenues	(1)

Adjusted net income	$56-58

GAAP net income per diluted share	$0.70-0.75
Adjusted net income per diluted share	$1.45-1.50

Shares used in computing GAAP and adjusted net income per diluted share amounts	39

Non-GAAP Financial Measures

To supplement our financial results and financial guidance presented on a GAAP basis, we use the non-GAAP measures adjusted net income (loss) and adjusted net income (loss) per diluted share as shown in the tables above. These measures exclude (1) revenue related to upfront and milestone payments, and (2) certain expenses comprised of the loss on extinguishment of debt, amortization of intangible assets, stock-based compensation and non-cash interest expense associated with debt discount and debt issuance costs. We believe these non-GAAP financial measures are helpful in understanding our past financial performance and our future results, are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses these supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. In addition, we believe that the use of these non-GAAP measures enhances the ability of investors to compare our results both from period to period and with those of other companies. Investors should note that adjusted net income (loss) and adjusted net income (loss) per diluted share, as used by Jazz Pharmaceuticals, may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by our competitors and other companies.

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